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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

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NOTIFICATION OF LATE FILING                            SEC FILE NUMBER

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                                                         CUSIP NUMBER

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                                   (Check One)

[ ] Form 10-K and Form 10-KSB   [ ] Form 20-F     [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB   [ ] Form N-SAR

     For Period Ended:  DECEMBER 24, 2000
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [X] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I --REGISTRANT INFORMATION

                                    IMP, INC.
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Full Name of Registrant

                  International Microelectronic Products, Inc.
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Former Name if Applicable

                             2830 NORTH FIRST STREET
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Address of Principal Executive Office (Street and Number)

                           SAN JOSE, CALIFORNIA 95134
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City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10 K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20F, 11-K, 10-Q and Form 10QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

The Company is in the process of completing its Form 10-Q preparation and review procedures. These procedures are underway and have not been completed and could not have been completed by the due date without the incurrence of unreasonable effort and expense. IMP presently believes that the extension period will be adequate to permit it to properly complete these procedures in conjunction with its independent accountants.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     JIM ALLISON                  408                       434-1218
        (Name)                (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof? [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                    IMP, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: FEBRUARY 7, 2001                  By /s/ SUGRIVA REDDY
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                                          SUGRIVA REDDY
                                          President and CEO